EXHIBIT 8.1
600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

January 20, 2011

Constellation Energy Partners LLC

1801 Main Street, Suite 1300

Houston, TX 77002

Re:	Constellation Energy Partners LLC, Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), on January 20, 2011. The Registration Statement relates, in part, to the offering from time to time, as set forth in the forms of prospectus contained in the Registration Statement (collectively, the “Prospectus”), of (i) common units representing Class B limited liability company interests in the Company by the Company (the “Primary Common Units”), (ii) debt securities of the Company (“Debt Securities”), and (iii) up to 5,918,894 common units representing Class B limited liability company interests in the Company (the “Secondary Common Units”) by the selling unitholder named in the Prospectus. The Primary Common Units and the Secondary Common Units are referred to herein collectively as the “Common Units.” The Common Units and Debt Securities will be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in Prospectus Supplements (collectively, the “Offerings”), as applicable, from time to time pursuant to Rule 415 under the Act. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Registration Statement.

Constellation Energy Partners LLC

January 20, 2011

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offerings.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Act or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP